Exhibit 10.1.21

*confidential portions omitted and filed separately with the commission pursuant to an application for confidential treatment pursuant to rule 24b-2 under the securities exchange act of 1934, as amended.

AMENDMENT SEVEN TO THE
TERM SHEET FOR SUBSCRIBER UNITS AND SERVICES AGREEMENT
BETWEEN NEXTEL COMMUNICATIONS, INC. AND MOTOROLA, INC.

     This Amendment to the Term Sheet for Subscriber Units and Services (“Amendment”) is entered into this 14th day of December, 2004 and shall be deemed effective as of the last date signed below (“Effective Date”) between MOTOROLA, INC., a Delaware corporation, by and through its Global Telecom Solutions Sector, with offices at 8000 West Sunrise Boulevard, Plantation, FL 33322 (“Motorola”), and, NEXTEL COMMUNICATIONS, INC., a Delaware corporation, with offices at 2001 Edmund Halley Drive, Reston, VA 20191 (“Nextel”); (Motorola and Nextel to be collectively referred to as the “Parties” and each a “Party”).

     WHEREAS, Motorola and Nextel entered into (i) the Term Sheet for Subscriber Units and Services dated as of the 31st day of December 2003 (the “Handset Term Sheet”) and (ii) the iDEN Infrastructure 5 Year Supply Agreement effective as of the 1st day of January, 1999 (“Infrastructure Agreement”);

     WHEREAS, Motorola and Nextel previously entered into the Extension Amendment to the Infrastructure Agreement dated March 16, 2004, and effective as of January 1, 2004, which extended the term of the agreements described in (i) and (ii) of the foregoing recital through the earlier of December 31, 2004 or execution of a master sales agreement; and

     WHEREAS, Motorola and Nextel wish to make certain amendments to and extend the terms of the Handset Term Sheet to reflect agreement to certain business terms intended to be effective prior to execution of a master sales agreement;

     NOW, THEREFORE, in consideration of the promises and mutual obligations contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, Motorola and Nextel agree as follows:

1. General

1.1	Except as set forth herein, all capitalized terms not defined herein shall have the meanings given to them in the Handset Term Sheet. All references are to sections in the Handset Term Sheet.

1.2	Unless otherwise stated, all references to Nextel include its wholly owned subsidiary Boost LLC.

2. Agreement Modifications

Motorola and Nextel agree that the following sections of the Agreement are modified to read as follows:

Nextel and Motorola Confidential

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a.	Section 1 “Term” is deleted in its entirety and replaced with the following:

“The term of this Handset Term Sheet is extended to December 31, 2007 or until the Parties execute a master sales/supply agreement that includes a handset supplement. During the term of this Handset Term Sheet, the Parties will conduct business pursuant to the terms and conditions stated herein. The terms and conditions of the Handset Term Sheet will remain in full force and effect unless their provisions specifically provide otherwise.”

b.	Section 2.2 “Co-Operative Advertising Program for the Term” is modified by adding the following new subsection:

“Effective January 1, 2005, Motorola agrees to provide Nextel with a [*] Co-Op fund based on the Base Package Price of Handset Units (excluding all “Limited Edition”, “Special Edition”, “NASCAR”, and DBR models), transceiver only units, and data devices purchased by Nextel through Motorola’s iDEN Subscriber Group and pursuant to promotional guidelines previously agreed upon buy the Parties. For purposes of calculating the [*] Co-Op fund, the Base Package price will exclude SIM Card, SIM Card pick fees and any incremental Nextel specified collateral and associated pick fees.”

c.	Section 2.4.2 “Falcon Subscriber Unit Post-Paid Pricing” is deleted in its entirety and replaced with the following:

“Section 2.4.2 Falcon Subscriber Unit Pricing and Terms

1.	The pricing for each of the “Falcon” Handset Units for 2005 is specified in Exhibits B-3 (for Boost models) and B-4 (for all other Nextel models) attached and shall constitute the maximum Base Package price that Motorola shall charge Nextel for the listed Handset Units (“Not to Exceed,” or “NTE” price).

2.	Exhibit B-3 and Exhibit B-4 may be amended from time to time by mutual agreement of the Parties by means of amendments, additions or supplemental Subscriber Unit Price Sheets. For each Subscriber Unit model, the Subscriber Unit Price Sheet will indicate whether the Subscriber Unit model is categorized as a Low Tier, Mid Tier, High Tier, or Special Category Subscriber Unit model.

Unless agreed to otherwise, the Subscriber Unit Price Sheets will be submitted to Nextel in Microsoft Excel Format (Office 2000 or newer) on a monthly basis no later than the 15th day of every month, and contain the following Subscriber Unit information:

Nextel and Motorola Confidential

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Product Information:
-	Model Number
-	Customer Options
-	Transceiver-Only Model Number
-	Transceiver-Only Customer Option
-	Subscriber Unit Pricing
-	Transceiver-Only Price
-	Base Package Cost
-	Package Adders, itemized breakdown including as a minimum:
		o	Batteries
		o	Chargers
		o	Options
		o	Features
		o	Packaging and Collateral
-	Total Package Cost with Adders

3.	Effective January 1st, 2005, Nextel and Motorola will jointly determine the tier classification (High Tier, Mid Tier or Low Tier) for each new Subscriber Unit model for the purposes of Efficiency Curve Price Adjustments (ECPAs). Tier classification will be based on the following criteria or guidelines for Low Tier, Mid Tier and High Tier Subscriber Unit models (these definitions are not retroactive and therefore will not apply to Subscriber Unit models with Ship Acceptance Dates prior to January 1st, 2005, unless agreed otherwise in writing by Nextel and Motorola):

Subscriber Unit Portfolio Tiering Criteria
Criteria (1)	LOW TIER	MID TIER	HIGH TIER

Main Display	[*]	[*]	[*]
External Display (Clams only)
Free Data Space/Memory
Camera (2)
Camera Flash (2)
Unique Mechanics
Others
Browser

General Guiding Principles

(1)	Handset falls in the tier that meets the majority of the criteria. When there is a tie, the order of the criteria listed above will be used to determine the tier.

(2)	Applicable only for handsets with camera.

(3)	These criteria are guidelines only. For new handsetsts being introduced, these criteria will likely need to be reviewed at least every six-twelve months and as new technology becomes available.

(4)	This tier classification does not apply to handsets that move down a tier after reaching the limit of Efficiency Curve Price Adjustments.

(5)	These handset tier classifications are effective as of January 1, 2005.

4.	In addition to Low Tier, Mid Tier, and High Tier, a fourth tier classification will be used for Special Category Subscriber Unit models. The Parties shall mutually agree in writing on any Subscriber Units that fall into the Special Category. Special Category Subscriber Unit models will typically include Subscriber Units with the following characteristics:

-	Low-volume or highly customized Subscriber Units that may or may not be produced in limited production runs;

Nextel and Motorola Confidential

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-	Subscriber Units requiring unique logistics;

-	Subscriber Units with special pricing considerations or other Subscriber Units as mutually agreed by Nextel and Motorola.

-	This new Special Category shall be effective January 1st, 2005 and is not retroactive to Subscriber Unit models with Ship Acceptance dates prior to January 1st, 2005, unless agreed otherwise in writing by Nextel and Motorola.

On an annual basis, Nextel and Motorola will review the tiering criteria and the general guiding principles set forth in the above table. Parties must mutually agree in writing upon changes to the tiering criteria, the general guiding principles or classification of Subscriber Unit models.

The categorization of models will be reflected on Exhibits B-3 and B-4 that will be attached to this Amendment. As of January 1, 2005, Nextel and Motorola mutually agree that a summary of the categorization is reflected as follows:

[*]

d.	Section 2.4.3 “Subscriber Equipment Unit Pre-Paid Pricing and Terms” is modified by the addition of the following provisions:

1.	“Effective January 1, 2005, Pre-Paid Pricing and Terms as identified in this Section 2.4.3 will no longer be applicable, and will be replaced by the Pricing and Terms as defined in Section 2.4.2, except for the warranty terms conditions associated with either pre-paid or post-paid phones which will remain unchanged. Exhibit B-3 will contain Boost (previously “Pre-Paid”) models.

2.	For the Subscriber Unit models described in Section 2.4.3 (Exhibit B-1), the Subscriber Unit sales volumes accumulated prior to January 1, 2005 will remain in the cumulative Subscriber Unit volumes of the Pre-Paid model as described in Section 2.4.3. These handset volumes accumulated prior to January 1, 2005 do not count towards Efficiency Curve Calculations.

3.	All future applicable pricing changes will be included in updates to Exhibit B-3 for Boost Subscriber Unit models and Exhibit B-4 for all other Subscriber Unit models.”

e.	Section 2.6 “Efficiency Curve Price Adjustments” is deleted in its entirety and replaced with the following:

“Section 2.6 Efficiency Curve Price Adjustments

Nextel and Motorola Confidential

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2.6.1	The following price reductions or Efficiency Curve Price Adjustments shall apply to Low-Tier, Mid-Tier, and High-Tier iDEN Subscriber Units purchased by Nextel as identified in Exhibit B-3 and Exhibit B-4, excluding Special Category Subscriber Units and Nextel sourced items (i.e., Subscriber Identity Module (SIM) Cards, collateral pieces, and associated pick fees) (“Eligible Subscriber Units”). The following Efficiency Curve Price Adjustment thresholds are effective January 1, 2005 and are not retroactive to any Efficiency Curve Price Adjustments that occurred in 2004 (no retro-active impacts to the efficiency curve model). Efficiency Curve Price Adjustment Thresholds for Eligible Subscriber Units:

•	A [*] percent [*] price reduction after every [*] Low-Tier (LT) Eligible Subscriber Units (net of returns) shipped to Nextel, wherein Low-Tier Subscriber Units are defined in Exhibit B-3 and Exhibit B-4.

-	A [*] percent [*] price reduction after every [*] Mid-Tier (MT) Eligible Subscriber Units (net of returns) shipped to Nextel, wherein Mid-Tier Subscriber Units are defined in Exhibit B-3 and Exhibit B-4.

-	A[*] percent [*] price reduction after every [*] High-Tier (HT) Eligible Subscriber Units (net of returns) shipped to Nextel, wherein High-Tier Subscriber Units are defined in Exhibit B-3 and Exhibit B-4.

2.6.2	The volumes of Subscriber Units purchased by Nextel are aggregated by tier (not model), meaning that the Efficiency Curve Price Adjustments occur each time the aggregate number of total Subscriber Units regardless of model number shipped to Nextel is achieved in each of LT, MT, or HT. Only Subscriber Unit models that have shipped at the time of an Efficiency Curve Price Adjustment are eligible for the corresponding price reduction. Provided however that newly introduced Subscriber Unit models shall not be eligible for an Efficiency Curve Price Adjustment until [*] after the initial shipment to Nextel, Nextel Customers, Nextel dealers or Nextel agents in Nextel’s distribution network; however, purchases of those Subscriber Units will still count toward the aggregate number of Subscriber Units in a particular tier for the purposes of Efficiency Curve Price Adjustment thresholds.

For example, if an eligible Mid-Tier Subscriber Unit model initially ships to Nextel, Nextel Customers, Nextel dealers or Nextel agents in Nextel’s distribution network on [*], the Subscriber Units are included in the count toward the agreed upon eligible aggregate number of Mid-Tier units from [*]. However, if a mid-tier efficiency curve reduction occurs prior to [*] after the initial shipment to Nextel, Nextel

Nextel and Motorola Confidential

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Customers, Nextel dealers or Nextel agents in Nextel’s distribution network, the model shall not be eligible for the Efficiency Curve Price Adjustment. The model shall be eligible for subsequent Mid Tier Efficiency Curve Price Adjustments when they occur.

2.6.3	Percentage price reductions shall be based on the Fully Kitted price of the eligible Subscriber Units, as adjusted by any efficiency curve, and benchmarking price reductions or PA application, including accessory upgrades and feature options, but excluding Nextel sourced/selected items (i.e., SIM Cards, collateral pieces, and associated pick fees). The Parties agree that in no event will the application of Purchase Advance Price Adjustments reduce the [*] subscriber Unit’s price below its benchmarked Base Package Price

2.6.4	Section is intentionally blank.

2.6.5	If a separate price adjustment is made pursuant to the Benchmarking Process or Most Favored Nation (MFN) pricing adjustment provisions (subject to Nextel’s concurrence) under this Agreement (“Interim Price Adjustment”), then that product shall be excluded from the next subsequent Efficiency Curve Price Adjustment, if the next Efficiency Curve occurs within [*] after the aforementioned pricing adjustment. However, purchases of those Subscriber Units shall still count towards the Efficiency Curve purchase thresholds.

2.6.6	Effective January 1, 2005, individual Subscriber Unit models will be limited to:

-	[*] Efficiency Curve Price Adjustments per calendar year.

-	[*] Efficiency Curve Price Adjustments in a specific Subscriber Unit model’s tier classification, then the Subscriber Unit model drops down one tier classification.

-	[*] Efficiency Curve Price Adjustments in the Subscriber Unit model’s lifetime.

Except as otherwise specified in Section 2.6.7, these limitations are not retroactive to any Efficiency Curve Price Adjustments that occurred in 2004. Any previous Efficiency Curve Price Adjustments that occurred for a specific Subscriber Unit model do not count towards these limitations.

2.6.7	To address transitional issues resulting from the implementation of new Subscriber Unit tier criteria definitions and guiding principles set forth above, Nextel and Motorola agree that Subscriber Unit models that have already received ECPAs prior to January 1, 2005 (“Prior ECPAs”) will be treated as follows:

Nextel and Motorola Confidential

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-	Prior ECPAs count toward lifetime limitation of [*] ECPAs (i.e., carry-forward historical count for purposes of lifetime allowable ECPAs)

-	Prior ECPAs do not count toward the limitation of [*] ECPAs in a specific tier classification (i.e., fresh start, do not carry-forward historical count for purposes of per tier classification allowable ECPAs).

-	Subscriber Units that were classified as Mid-Tier Units in 2003 and 2004 and that will now be reclassified as Low-Tier Units in 2005 [*], will become eligible for a Low-Tier ECPA [*] after November 6, 2004 (i.e., May 6, 2005). If a Low-Tier ECPA occurs prior to [*], these models will not qualify for the ECPA but will be eligible for the subsequent Low-Tier ECPAs when they occur.

2.6.8	After a Subscriber Unit model has received [*] Efficiency Curve Price Adjustments in a specific Subscriber Unit model’s tier classification, the model will be reclassified to the next lower tier classification for purposes of Efficiency Curve Price Adjustments and all of the model’s volume from then forward will count towards the achievement of Efficiency Curve Price Adjustments in the model’s new tier classification. All of the model’s previous unit volume accumulated in the higher tier classification will remain in the cumulative unit volumes of the higher tier.

2.6.9	If a Subscriber Unit model is reclassified pursuant to Section 2.6.8 above, it will not be eligible for an Efficiency Curve Price Adjustment in its new tier for a period of 6 months from the date it is reclassified and all of the Subscriber Unit volume for the reclassified model will count in the new tier from the date of the reclassification.

2.6.10	The Parties agree to discuss Efficiency Curve Price Adjustments in good faith when a specific Subscriber Unit misses an Efficiency Curve Price Adjustment by less than thirty (30) days, especially in those cases where a Subscriber Unit is Ship Acceptance delayed due to no material fault of Nextel.

f.	Section 2.7 “Benchmarking Process” is modified by adding the following new subsection:

“Section 2.7.4 Implementation of 2004 Subscriber Unit Benchmarking

Nextel and Motorola have completed the 2004 Benchmarking process and, as a result, Nextel and Motorola agree to implement pricing and/or promotional adjustments as follows:

Nextel and Motorola Confidential

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1.	With the exception of the [*], the pricing adjustments detailed in Table A will be effective January 1, 2005. Except as stated and agreed in paragraphs 2 and 5 (below), the purchase rebates (“Purchase Rebate(s)” or “PR(s)”) for the [*] will be effective beginning with purchase orders submitted on or after March 1, 2005 and will be made available to Nextel as cash rebates on Subscriber Unit purchases. The cash rebates will be triggered by shipment of the Subscriber Units from Motorola to Nextel, Nextel Customers, Nextel dealers or Nextel agents in Nextel’s distribution network. These Purchase Rebates will be provided in the form of cash rebates to Nextel on the Motorola monthly credit memo and in the Rebate File for the month that the Subscriber Units are shipped to Nextel, Nextel Customers, Nextel dealers, or Nextel agents in Nextel’s distribution network). The Purchase Rebate amounts per Subscriber Unit shipped will be a calculated amount based on a percentage reduction from the then current Pre-Benchmarking NTE or BPP, net of any Efficiency Curve Price Adjustments. The percent reductions are as specified below in Table A.

[*]

2.	For purposes of determining eligibility of the models for Efficiency Curve Price Adjustments pursuant to Section 2.6.5, the models in Table A that were initially Motorola Ship Accepted prior to September 1, 2004 and will be receiving either a reduction in price (a Benchmark Price Adjustment) on January 1, 2005 per Table A or PRs beginning with purchase orders submitted on or after March 1, 2005 per Table A will become eligible for ECPAs in 2005 [*] months after August 15, 2004 with the exception of the [*] will be eligible for ECPAs in 2005 [*] months after November 6, 2004. However, to the extent that purchases exceed the quantities indicated in Table B during the period between January 1, 2005 and April 3, 2005, such incremental purchase quantities shall qualify and be eligible for Purchase Rebates.

3.	Intentionally Blank

4.	So long as the [*] are generating Purchase Rebates as defined in this section 2.7.4, the Efficiency Curve Price Adjustment will be applied to the then current Pre-Benchmarking NTE or BPP, net of any Efficiency Curve Price Adjustments. The Purchase Rebates shall be equal to the then current Pre-Benchmarking NTE or BPP, net of any Efficiency Curve Price Adjustments, times the aforementioned percentage reductions for each handset (as defined in Table A of this section 2.7.4). Purchase Orders for the aforementioned handsets will be placed by Nextel at the then current Pre-Benchmarking NTE or BPP, net of any Efficiency Curve Price Adjustments.

5.	In the period between January 1, 2005 and April 3, 2005, Nextel agrees to purchase Subscriber Units as set forth in Table B in quantities no less than

Nextel and Motorola Confidential

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the quantities indicated in Table B. Nextel agrees to submit non-cancelable purchase orders for the total unit quantities indicated on Table B, by month and by model, no later than the earlier of ten (10) business days from execution of this Amendment 7 or January 1, 2005. To the extent that purchases exceed the quantities indicated in Table B during the period between January 1, 2005 and April 3, 2005, such incremental purchase quantities shall qualify and be eligible for Purchase Rebates.

[*]

6.	Section Intentionally Left Blank

7.	Provided that Nextel meets the purchase commitments set forth in paragraph 5 (above), Motorola agrees to make available to Nextel various manufacturer’s end user rebate programs totaling a combined maximum value not to exceed [*], that will be available for use for Subscriber Units shipped between April 4, 2005 and December 31, 2005 (the programs to be reasonably spread over the period at Nextel’s discretion). The mix of programs to be similar to the mix of programs in 2004, unless mutually agreed otherwise. The aforementioned Manufacturer’s Rebate Programs will be designed to drive the volume and mix requirements set forth in Table C. In the event that a Nextel commitment is not met as specified in Table C (i.e. any shortfalls to minimums or excesses to maximums), Nextel will reimburse to Motorola funds expended by Motorola pursuant to this Section (Section 2.7.4, paragraph 7) on a pro-rata basis as specified in Table C. In the event that a reimbursement is due to Motorola, such reimbursement will be settled on the January 2006 wire (which includes shipments and activity ending December 31, 2005). The Parties hereby agree that the dollar amounts specified in Table C represent fair and reasonable approximation of the reimbursement of dollar amounts that would be incurred by Motorola in the event Nextel fails to meet its purchase commitment as set forth in Table C and that such amounts do not constitute a penalty. The Subscriber Roadmap shall be divided into two parts, the 2005 first half Subscriber Roadmap and the 2005 second half Subscriber Roadmap. The Parties shall mutually agree to the 2005 first half Subscriber Roadmap by January 15, 2005 and the 2005 second half Subscriber Roadmap by March 1, 2005. In the event that the Parties are unable to reach final agreement on either the 2005 first half or 2005 second half Subscriber Roadmap by the dates set forth above, then each Total Payment Cap contained in Table C below shall be reduced by [*] for each failure. For example, if the Parties are able reach agreement on the 2005 first half Subscriber Roadmap and unable to agree to the 2005 second half Subscriber Roadmap by March 1, 2005 then each Total Payment Cap below shall be reduced to [*]. The Subscriber Roadmap shall include but not be limited to design and performance specifications, ship dates and other items covered by the current MRD process and

Nextel and Motorola Confidential

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supporting documentation. As part of the 2005 Subscriber Roadmap process, the Parties must mutually agree to any Subscriber Unit end of life decisions.

TABLE C: Purchase Commitment for 2005
	# of Units Committed	Shortfall Payment	Total Payment
Commitments	(min.)	per Unit	Cap
Aggregate Volume	[*]	[*]	[*]
Minimum
Commitment

Excess Volume
Commitments	# of Units Maximum	Payment Per Unit	Total Payment Cap
Lower-End**Model	[*]	[*]	[*]
Maximum
Commitment

*	[*], Nextel commits to purchase a total quantity of [*] Handset Units in 2005, otherwise the commitment is reduced to [*] Handset Units in 2005. Any Subscriber Unit volume in excess of the Aggregate Volume Minimum Commitment ([*] units as noted above) shall be added (unit for unit) to the Lower-End Model Maximum Commitment [*]. For example, if Nextel exceeds the Aggregate Volume Minimum Commitment by [*] units, then the Lower-End Model Maximum Commitment will be increased by [*] units.

**	[*].

g.	Section 2.7.1 “Benchmarking Process Framework Overview” is modified by replacing the words “Eligible Post-Paid Handset Unit” with the words “Eligible Subscriber Unit”.

h.	Section 2.7.1 “Benchmarking Process Framework Overview” is modified by replacing its subsection 1 in its entirety with the following:

“1. Motorola and Nextel will provide relevant, non-confidential data, comparing the wholesale price of the indicated Eligible Subscriber Unit model against one or more appropriate, comparable handset models of similar features, functionality, and form factor, sold during the same time frame under reasonably equivalent terms and conditions (including unit volumes), in the same geographic market (the “Comparison Group”). As part of the Benchmarking Process, the Parties will also consider appropriate adjustments to the efficiency curve thresholds or percentage rate adjustments for determining the Efficiency Curve Pricing Adjustment for the respective tiers of phones.

i.	The following section is modified by adding a new subsection 5 as follows:

Nextel and Motorola Confidential

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“5. After the Comparison Group has been selected and agreed upon by Nextel and Motorola in accordance with the process set forth above for each Eligible Subscriber Unit model (excluding Special Category Subscriber Units), the Parties will mutually agree on an adjustment to the wholesale price of the Comparison Group Subscriber Units in the Comparison Group to account for differences, including, but not limited to form factor, features, displays, memory, data speed, multi-mode, cameras, media players, antenna type, speakerphone, on-network walkie-talkie, non-iDEN RF connectivity solutions, lens quality, finish, and degree of Mil-Spec. After the benchmarked Subscriber Unit model wholesale pricing has been adjusted to account for the aforementioned differences, the average wholesale price of the relevant Comparison Group Subscriber Units shall be calculated and compared to the current Base Package Price of the Eligible Subscriber Unit model.”

j.	Section 2.8 “Soft Launch Handsets for Initial Launch” is modified by replacing the words “Eligible Post-Paid Handset Unit” with the words “Handsets Units”.

3.	Additional Terms and Conditions

Motorola and Nextel agree that the following provision will be added to the Handset Term Sheet:

“Section 19 Volume Rebate Incentive (VRI) for 2005

19.1	Nextel is to receive volume incentive rebates in accordance with Section 19.4 below once the total revenue to Motorola for Motorola’s sales to Nextel, Nextel Customers, Nextel dealers, or Nextel agents in Nextel’s distribution network for Motorola handsets (defined in Section 19.2 below) exceeds [*] for January 1 through December 31, 2005 (“the Period”). This 2005 volume rebate incentive shall not be applicable to future calendar years except as agreed to in writing by the Parties.

19.2	Handset Sales is defined as the handset pricing as invoiced to Nextel less co-op or other new and/or incremental rebates, promotions, discounts or price adjustments (including but not limited to all Efficiency Curve Price Adjustments pursuant to Section 2.6). Notwithstanding the foregoing, Purchase Advance credits applied to invoiced prices pursuant to Section 2.5 will not be subtracted from the invoiced price for purposes of calculating the Handset Sales.

19.3	Except as set forth below, all handset models are eligible for the 2005 volume rebate incentive program unless otherwise agreed by the Parties from time to time. Items excluded from the calculation of Handset Sales are data devices (such as the iO1000, or the iM1100, but not the i30 Board product or the im240 products), returned items, items passed through at

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cost, SIM card, Nextel specified collateral/packaging items, all associated pick fees, and customer provided third party products. Handset shipments excluded from the Handset Sales calculation are soft-launch units, seed stock units, appearance models, units re-sold or shipped to another carrier or any other units as are mutually agreed upon in writing by the Parties. Payment of all earned rebates will coincide with December invoicing transactions scheduled for settlement in January 2006.

19.4	In the Period, the volume rebate incentive amounts for handsets will be earned in accordance with the following:

Adjusted Handset Sales Range	Rebate Earned

>= [*]	[*] of sales in this range

>= [*]	[*] of sales in this range

19.5	As a further condition of any rebate payments under this volume rebate incentive program, Nextel agrees that it will provide Motorola reports of total monthly inventory levels (retail, warehouse and Nextel owned handsets in transit) at the same time the Monthly Purchase Forecast is due and providing information by product model and product model derivatives (ex: color, limited edition).

19.6	Nextel agrees that its average inventory for iDEN handsets (i.e., retail, warehouse, and Nextel owned handsets in transit) during the last three months of the Period (October, November, and December 2005) will not exceed [*] units in order for Nextel to be eligible for VRI, except as the Parties mutually agree is reasonable due to market and business conditions.”

EXHIBITS

Exhibit B-3      Boost Handset Model Pricing Menu
Exhibit B-4      Non-Boost Handset Model Pricing Menu

4. Ratification

Except as specifically stated in this Amendment, the Handset Term Sheet is, in all other respects, ratified, confirmed and continues in full force and effect.

5. Authority

Each party hereto represents and warrants that: (i) it has obtained all necessary and requisite approvals, consents and authorizations of third parties and governmental authorities to enter into this Amendment and to perform and carry

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out its obligations hereunder; (ii) the persons executing this Amendment on behalf of each party have express authority to do so, and, in so doing, to bind the party thereto; (iii) the execution, delivery, and performance of this Amendment does not violate any provision of any bylaw, charter, regulation, or any other governing authority of the party; and, (iv) the execution, delivery and performance of this Amendment has been duly authorized by all necessary partnership or corporate action and this Amendment is a valid and binding obligation of such party, enforceable in accordance with its terms.

[next page is signature page]

IN WITNESS WHEREOF, Motorola and Nextel have entered into this Amendment as of the Effective Date first written above.

MOTOROLA INC.		NEXTEL COMMUNICATIONS INC.

By:	/s/ Charles F. Wright	By:	/s/ Brian Meadows

Name:	Charles F. Wright	Name:	Brian Meadows
Title:	Senior Vice President	Title:	Senior Vice President

Nextel and Motorola Confidential

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Exhibit B-3
Boost Handset Model Pricing Menu

[*]

Nextel and Motorola Confidential

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Exhibit B-4
Boost Handset Model Pricing Menu

[*]

Nextel and Motorola Confidential